UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)


                     EXFO ELECTRO-OPTICAL ENGINEERING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                            SUBORDINATE VOTING SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    302043104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             Rule 13d-1(b)
                             Rule 13d-1(c)
                             Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                -----------------------
 CUSIP No.  302043104                13G                   Page 2 of 6 Pages
------------------------                                ------------------------


     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)
                                                                 (b) [X]

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0-
            NUMBER OF
                                   ---------- ----------------------------------

             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------

              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------

              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shs.
------------- ------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

                                                                      [ ]
------------- ------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0%
------------- ------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page include the shares reported on page 3, as The Bessemer Group, Incorporated is the parent of the other reporting person.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                -----------------------
 CUSIP No.  302043104                13G                   Page 3 of 6 Pages
------------------------                                ------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY OF FLORIDA
              59-6067333
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)
                                                                  (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida

---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              -0- shs.
            NUMBER OF
                                   ---------- ----------------------------------

             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------

              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------

              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shs.
------------- ------------------------------------------------------------------

     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                   [ ]

------------- ------------------------------------------------------------------

     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.0 %
------------- ------------------------------------------------------------------

     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer:

                           EXFO Electro-Optical Engineering, Inc.



(b) Address of Issuer's Principal Executive Offices:

                           400 Godin Avenue
                           Vanier, Quebec, Canada G1M 2K2



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:


                  The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company of Florida ("BTF"). BTF is wholly-owned by BGI.

                  BTF is a trust company that manages accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTF, of which BTF is a trustee or co-trustee, and accounts managed by BTF.

                  BGI has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

                  BGI is a corporation organized under the laws of Delaware. BTF is a trust company organized under the laws of Florida.

(d) Title of Class of Securities:

                           Subordinate Voting Shares

(e) CUSIP Number:

                           302043104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a), (c) through (f), (h) through (j) not applicable.
                  (b) [X] Bank as defined in section 3 (1) (b) of the Act, as to BTF.
                  (g) [X] Parent holding company or control person, in
                          accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.


Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 and 3 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ X ].



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of page 3 of this Statement are incorporated herein by reference.



Item 8.  Identification and Classification of Members of the Group

                  Not applicable.



Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 14, 2007


                                   THE BESSEMER GROUP, INCORPORATED


                                   By:  /s/ Steven L. Williamson
                                      ------------------------------------------
                                      Name:      Steven L. Williamson
                                      Title:     Managing Director



                                    BESSEMER TRUST COMPANY OF FLORIDA


                                    By:  /s/ Steven L. Williamson
                                       -----------------------------------------
                                       Name:      Steven L. Williamson
                                       Title:     Managing Director